Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Announces Executive Change

Waltham, MA, August 27, 2013 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops novel anticancer therapeutics using its proprietary antibody-drug conjugate (ADC) technology, today announced that Gregory D. Perry, Executive Vice President and Chief Financial Officer, has provided notice of his intention to resign from the Company to pursue other interests. His resignation is effective September 13, 2013.

“I sincerely appreciate Greg’s service to ImmunoGen over the four years we have worked together,” commented Daniel M. Junius, President and Chief Executive Officer. “On behalf of the Company, I thank Greg for his many contributions and wish him well in his future endeavors.”

ImmunoGen is initiating a search to hire Mr. Perry’s replacement. In the interim, Mr. Junius will be the Company’s acting chief financial officer.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics. The Company’s proprietary ADC technology uses a tumor-targeting engineered antibody to deliver one of ImmunoGen’s highly potent cancer-cell killing agents specifically to tumor cells. The most advanced compound using ImmunoGen’s TAP technology, Kadcyla®, is marketed in the US by Genentech, a member of the Roche Group, and undergoing regulatory review in the European Union and Japan. ImmunoGen has four wholly owned clinical-stage compounds, with additional compounds in the clinic through partnerships. More information about ImmunoGen can be found at www.immunogen.com.

Kadcyla® is a trademark of Genentech.

# # #